Exhibit 99.1

    Span-America Reports Results for Third Quarter of Fiscal 2005

    GREENVILLE, S.C.--(BUSINESS WIRE)--July 27, 2005--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the third quarter and nine months ended July 2, 2005.
    "Span-America's sales and earnings were down from the third quarter of last year, primarily due to lower sales in the custom products segment and higher R&D expenses in the medical and safety catheter segments," stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. "Our medical business continued to show strong sales and earnings growth during the quarter, partly offsetting the results from our custom products and safety catheter businesses."
    Sales for the third quarter were down 11% to $10.6 million and net income declined 11% to $418,000, or $0.15 per diluted share, compared with the third quarter of fiscal 2004.

    Third Quarter Results

    Total sales in the third quarter of fiscal 2005 declined 11% to $10.6 million compared with the third quarter of fiscal 2004. Medical sales increased 20% to $6.7 million while custom product sales were down 38% to $3.9 million compared with the prior year's third quarter. As anticipated, there were no sales in the safety catheter segment during the third quarter.
    Medical sales for the quarter rose 20% to $6.7 million on strong sales across the therapeutic mattress product lines. Sales of mattress products led the medical segment with a 43% increase compared with the prior year. Mattress sales growth was broad based, including higher sales from the Geo-Mattress(R) and PressureGuard(R) product lines and increased demand for PressureGuard APM(R) and CFT(R) mattresses. Sales also benefited from a large mattress order from a customer in the long-term care segment and excellent sales growth from the Company's new private label mattress products.
    "Demand for our specialty medical mattresses continued to increase at a steady pace in the third quarter," stated Mr. Ferguson. "We are especially pleased with continued sales gains in the long-term care market and the growth in our private label mattresses. The medical business is focused on providing our customers with cost effective products that deliver excellent clinical results. We are encouraged by the growth in this part of our business."
    In other medical product lines, sales of Selan(R) skin care products increased 7% compared with the third quarter last year. Seating products were down 4%. Overlay sales declined by 8%, continuing a market trend of overlays being replaced by mattresses. Sales of Span-Aids(R) and private label patient positioners fell by 19% in the third quarter because of a decline in export sales related to price increases.
    In the custom products segment, sales declined by 38% in the third quarter to $3.9 million compared with $6.3 million in the third quarter last year. Most of the sales decline occurred in the consumer mattress pad and pillow product lines, which declined 40% to $3.3 million compared with $5.5 million in the third quarter last year. The consumer sales decline was caused in part by lower pillow sales due to lost business to a competing product produced in China and by lower mattress pad sales due to increased competition, particularly from visco foam products. Consumer sales were also affected by an inventory adjustment at one of our large retail customers.
    Sales of industrial products, also included in the custom products segment, decreased 27% to $578,000 during the third quarter due mainly to an acquisition-related slowdown at one of our large industrial customers and general weakness in the industrial market.
    Gross profit rose 4% during the quarter to $3.1 million compared with $3.0 million in the third quarter of last year due to a more profitable product mix as medical sales increased while consumer sales declined. Gross profit margin climbed to 29.3% from 25.1% in the third quarter last year due to the improved sales mix. Medical sales increased to 63% of total sales for the quarter, up from 47% in the same period last year.
    Total operating expenses rose 9% to $2.7 million compared with $2.5 million in the third quarter of fiscal 2004. Most of the increase occurred in R&D expenses, which were up by 83% to $324,000 compared with $177,000 in the third quarter last year. Approximately 62% of the total R&D cost and 72% of the R&D expense increase for the quarter was related to design changes and other development costs for the Secure I.V.(R) safety catheter product line. In other expense categories, selling and marketing expenses increased by 5% during the quarter due mainly to higher commissions and evaluation samples expenses in the medical segment. Administrative expenses were flat in the third quarter as a result of offsetting expense trends in several categories.
    "The safety catheter segment continued to have negative impact on our profitability this quarter due to higher labor and development costs as we completed product design changes and made production test runs," continued Mr. Ferguson. "Total operating costs for the safety catheter segment were $324,000 in the third quarter compared with $210,000 in the same period last year. Although expenses were higher on a quarter-to-quarter basis, we are pleased that costs were down this quarter compared with the first two quarters of our fiscal year. We will start production and sales of Secure I.V. in the fourth fiscal quarter and expect fourth quarter expenses in the safety catheter segment to be similar to third quarter levels."
    Operating income for the quarter declined 18% to $439,000 compared with $535,000 in the third quarter last year. The decline was mainly due to lower sales in the custom products segment and higher development expenses in the safety catheter segment compared with the third quarter last year.
    Non-operating income decreased by 9% to $171,000 for the third quarter compared with $187,000 in last year's third quarter. The decline was due to lower royalty income on the Safety-Lok(R)(1) syringe licensed to Becton, Dickinson and Company (BD). Royalty income for the third quarter declined 15% to $112,000 compared with $132,000 in the year earlier quarter. The Company's license agreement with BD will expire in December 2005 and no further royalty payments will be received after that date. Investment income rose 134% during the quarter to $36,000 due to higher average investment balances and higher interest rates.
    Net income for the third quarter was $418,000, or $0.15 per diluted share, compared with $470,000, or $0.17 per diluted share, in the third quarter last year.

    Year-to-Date

    For the first nine months of fiscal 2005, sales declined 5% to $34.4 million compared with $36.3 million due to lower sales in the custom products segment. Sales in the medical segment rose 20% for the year-to-date period to $21.0 million while sales in the custom products segment were down 29% to $13.4 million compared with the same period last year. Most of the growth in the medical segment came from higher sales of PressureGuard and Geo-Mattress therapeutic replacement mattresses.
    Net income for the year to date in fiscal 2005 increased 9% to $1.52 million, or $0.55 per diluted share, compared with $1.39 million, or $0.51 per diluted share, for the same period in fiscal 2004. The increase in earnings was mainly the result of higher medical sales and a more profitable product mix.

    Outlook for Fiscal 2005

    "We expect the medical business to continue to be strong for the remainder of the fiscal year due to increased demand for our specialty mattress products. We continue to be optimistic about growth opportunities for our private label and branded mattresses, particularly in the long-term care market.
    "We believe the custom products segment will remain weak through the fiscal year-end due to increased competition and cost pressures related to previous raw material price increases. We expect fourth quarter custom products sales to be below last year's levels, but slightly above sales for our most recently completed quarter.
    "In the safety catheter segment, we have successfully completed design changes on the Secure I.V. product line. We are currently completing the validation process and we expect regular production and sales to begin in the fourth quarter of this fiscal year. We believe costs in the safety catheter segment for the fourth quarter will be similar to third quarter levels but higher than they were in the fourth quarter last year.
    "Overall, we expect to have a solid finish to fiscal 2005 mainly on the strength of our medical business, which should mostly offset weakness in our custom products segment and development expenses in the safety catheter segment," concluded Mr. Ferguson.

    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The Nasdaq Stock Market's National Market under the symbol SPAN.

    Forward-Looking Statements

    The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company including: (a) the loss of a key distributor of the Company's medical or custom products, (b) inability to achieve anticipated sales volumes of medical or custom products, (c) raw material cost increases, (d) the degree of success achieved in manufacturing and selling the Secure I.V. safety catheter product line, (e) potential problems arising from having a sole source contract manufacturer for the Secure I.V. product line, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing, and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.
    (1) Safety-Lok is a registered trademark of Becton, Dickinson and Company.


                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)

                                           3 Months Ended
                                      -------------------------
                                         July 2,       July 3,
                                          2005          2004     % Chg
                                      -----------   -----------  -----

 Net sales                            $10,626,383   $11,900,531   -11%
 Cost of goods sold                     7,508,016     8,908,453   -16%
                                      -----------   -----------
 Gross profit                           3,118,367     2,992,078     4%
                                             29.3%         25.1%

 Selling and marketing expenses         1,742,017     1,664,287     5%
 Research and development expenses        323,795       176,928    83%
 General and administrative expenses      613,608       615,883     0%
                                      -----------   -----------
                                        2,679,420     2,457,098     9%

 Operating income                         438,947       534,980   -18%
                                              4.1%          4.5%

 Investment income                         36,287        15,505   134%
 Royalty income                           111,802       131,849   -15%
 Other                                     23,312        40,040   -42%
                                      -----------   -----------
 Total non-operating income               171,401       187,394    -9%

 Income before income taxes               610,348       722,374   -16%
 Income taxes                             192,000       252,000   -24%
                                      -----------   -----------
 Net income                           $   418,348   $   470,374   -11%
                                              3.9%          4.0%
                                      ===========   ===========

 Net income per share of common stock:
   Basic                              $      0.16   $      0.18   -12%
   Diluted                                   0.15          0.17   -11%


 Dividends per common share (1)       $     0.040   $     0.035    14%


 Weighted average shares outstanding
-------------------------------------
   Basic                                2,611,768     2,588,322     1%
   Diluted                              2,737,448     2,740,032     0%

 Supplemental Data
-------------------------------------
   Depreciation expense               $   187,052   $   170,509    10%
   Amortization expense                    33,741        25,069    35%


                                            9 Months Ended
                                       ------------------------
                                          July 2,      July 3,
                                           2005         2004     % Chg
                                       -----------  -----------  -----

 Net sales                             $34,358,728  $36,277,879    -5%
 Cost of goods sold                     24,135,631   27,006,428   -11%
                                       -----------  -----------
 Gross profit                           10,223,097    9,271,451    10%
                                              29.8%        25.6%

 Selling and marketing expenses          5,480,299    5,153,006     6%
 Research and development expenses         888,130      509,301    74%
 General and administrative expenses     2,041,827    1,985,135     3%
                                       -----------  -----------
                                         8,410,256    7,647,442    10%

 Operating income                        1,812,841    1,624,009    12%
                                               5.3%         4.5%

 Investment income                          79,127       44,642    77%
 Royalty income                            381,968      429,665   -11%
 Other                                      24,910       41,655   -40%
                                       -----------  -----------
 Total non-operating income                486,005      515,962    -6%

 Income before income taxes              2,298,846    2,139,971     7%
 Income taxes                              782,000      750,000     4%
                                       -----------  -----------
 Net income                            $ 1,516,846  $ 1,389,971     9%
                                               4.4%         3.8%
                                       ===========  ===========

 Net income per share of common stock:
   Basic                               $      0.58  $      0.54     8%
   Diluted                                    0.55         0.51     9%


 Dividends per common share (1)        $     0.520  $     0.105   395%


 Weighted average shares outstanding
-------------------------------------
   Basic                                 2,601,321    2,575,520     1%
   Diluted                               2,736,897    2,730,438     0%

 Supplemental Data
-------------------------------------
   Depreciation expense                $   542,390  $   448,125    21%
   Amortization expense                     93,765       72,722    29%


 (1) Dividends per share for the nine months ended July 2, 2005, include a special dividend of $0.40 per share paid on January 12, 2005.


                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                            Balance Sheets

                                              July 2,        Oct. 2,
                                                2005          2004
                                             (Unaudited)     (Note)
                                             -----------  -----------

Assets
Current assets:
   Cash and cash equivalents                 $   872,471  $ 1,707,598
   Securities available for sale               4,676,387    4,673,528
   Accounts receivable, net of allowances      5,227,828    6,432,086
   Inventories                                 3,370,196    2,717,573
   Prepaid expenses and deferred income taxes    403,056      912,404
                                             -----------  -----------
Total current assets                          14,549,938   16,443,189

Property and equipment, net                    7,179,940    6,184,786
Cost in excess of fair value of net assets
 acquired,
   net of accumulated amortization             1,924,131    1,924,131
Other assets                                   2,649,631    2,362,819
                                             -----------  -----------
                                             $26,303,640  $26,914,925
                                             ===========  ===========

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                          $ 2,456,059  $ 2,570,352
   Accrued and sundry liabilities              1,460,573    2,249,898
                                             -----------  -----------
Total current liabilities                      3,916,632    4,820,250

Deferred income taxes                            776,000      776,000
Deferred compensation                            875,036      899,283
Shareholders' equity
   Common stock, no par value, 20,000,000
    shares authorized; issued and outstanding
    shares 2,611,768 (2005) and
    2,592,218 (2004)                             707,016      557,856
   Additional paid-in capital                     19,297       19,297
   Retained earnings                          20,009,659   19,842,239
                                             -----------  -----------
Total shareholders' equity                    20,735,972   20,419,392
                                             -----------  -----------

                                             $26,303,640  $26,914,925
                                             ===========  ===========

Note: The Balance Sheet at October 2, 2004, has been derived from the audited financial statements at that date.

    CONTACT: Span-America Medical Systems, Inc.
             Jim Ferguson, 864-288-8877, ext. 6912